Exhibit (a)(1)(H)

Contact:	BioTelemetry, Inc. Heather C. Getz Investor Relations 800-908-7103 investorrelations@biotelinc.com

BIOTELEMETRY, INC. COMMENCES PREVIOUSLY ANNOUNCED TENDER OFFER TO ACQUIRE VIRTUALSCOPICS, INC.

Malvern, PA – (GLOBE NEWSWIRE) – April 8, 2016 – BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, announced today that its wholly owned subsidiary, BioTelemetry Research Acquisition Corporation (“Offeror”), is commencing a cash tender offer to purchase all outstanding common and preferred shares of VirtualScopics, Inc. (“VirtualScopics”; NASDAQ: VSCP) at an offer price of $4.05 per share for VirtualScopics’ common stock, $336.30 per share for VirtualScopics’ Series A and Series B Convertible Preferred Stock and $920.00 per share for VirtualScopics’ Series C-1 Convertible Preferred Stock. The tender offer is being made pursuant to an Offer to Purchase, dated April 8, 2016, and in connection with the Agreement and Plan of Merger, dated March 25, 2016, among BioTelemetry, Offeror and VirtualScopics, which BioTelemetry and VirtualScopics previously announced on March 25, 2016.

The tender offer will expire at 5:00 p.m., New York City time, on Monday, May 9, 2016, unless the offer period is extended in accordance with the terms of the Agreement and Plan of Merger and the applicable rules and regulations of the SEC. The closing of the transaction is conditioned on the tender and acceptance of at least a majority of the outstanding voting stock and a majority of the Series C-1 Convertible Preferred Stock as well as other customary conditions. Following the completion of the tender offer, BioTelemetry expects to consummate a second-step merger at the same per-share price paid in the tender offer for shares not purchased in the tender offer.

D.F. King & Co., Inc. is acting as information agent and American Stock Transfer & Trust Company, LLC is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone at (212) 493-3910 or (800) 714-2193.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care. The company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services. More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about BioTelemetry’s beliefs and expectations, statements about BioTelemetry’s proposed acquisition of VirtualScopics, including the timing and success of the tender offer and expectations regarding the growth and success of the combined entity. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises”, “projects,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. Factors that may materially affect such forward-looking statements include: BioTelemetry’s ability to successfully complete the tender offer for VirtualScopics’ shares or realize the anticipated benefits of the transaction; and the failure of any of the conditions to BioTelemetry’s tender offer to be satisfied. For further details and a discussion of these and other risks and uncertainties, please see BioTelemetry’s public filings with the Securities and Exchange Commission, including the company’s latest periodic reports on Form 10-K and 10-Q. BioTelemetry does not undertake, and specifically disclaims, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

Important Additional Information

The tender offer for the outstanding shares of common stock and preferred stock of VirtualScopics has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of VirtualScopics’ common stock or preferred stock. The solicitation and the offer to purchase shares of VirtualScopics’ common stock and preferred stock will be made pursuant to an offer to purchase and related materials that BioTelemetry and certain of its affiliates intend to file with the SEC.

At the time the tender offer is commenced, BioTelemetry and certain of its affiliates will file a tender offer statement on Schedule TO with the SEC, and VirtualScopics will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Both the tender offer statement and the solicitation/recommendation statement will be mailed to VirtualScopics’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will be available to all VirtualScopics’ stockholders from a depository to be announced once the tender offer commences. The tender offer statement and solicitation/recommendation statement (including all documents filed with the SEC) are free by accessing the SEC’s website at www.sec.gov.

BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, VIRTUALSCOPICS’ STOCKHOLDERS ARE ADVISED TO READ AND CONSIDER CAREFULLY THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, EACH AS MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND ITS PARTIES.